UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 21, 2009

Premier Exhibitions, Inc.

(Exact Name of Registrant as Specified in Charter)

Florida	000-24452	20-1424922

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3340 Peachtree Road, N.E., Suite 2250, Atlanta, Georgia	30326

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (404) 842-2600
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (e) On April 21, 2009, Premier Exhibitions, Inc. and its subsidiaries (collectively, the “Company”) entered into an employment agreement (the “Agreement”) with Christopher J. Davino, effective as of January 28, 2009. The Agreement provides for Mr. Davino’s employment as the Company’s interim President and Chief Executive Officer until May 28, 2009. The term of the Agreement will automatically extend by successive one-month periods following May 28, 2009 unless either party terminates the Agreement by notifying the other party in writing at least 30 days prior to the end of the applicable renewal term.
     Pursuant to the Agreement, the Company will pay Mr. Davino a salary of $50,000 per month. The Company will also reimburse Mr. Davino’s living and commuting expenses not in excess of $9,500 per month. After four months of employment and upon achievement of the performance criteria developed and approved by the Company’s Compensation Committee, Mr. Davino will become eligible to receive a cash bonus of $35,000 per month, including for the first four months of his employment. If Mr. Davino remains employed following May 28, 2009, the Company will continue to pay Mr. Davino the same compensation on a month-to-month basis.
     The Company will indemnify Mr. Davino against all losses arising out of or relating to Mr. Davino’s employment as the Company’s interim President and Chief Executive Officer other than losses resulting from Mr. Davino’s gross negligence or willful misconduct, any violation of law by Mr. Davino, or his breach of the Agreement. The Agreement also contains a customary confidentiality provision.
     This summary does not purport to be complete and is qualified by reference to the full text of the Agreement, a copy of which is filed as an exhibit to this Current Report on Form 8-K and is hereby incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
     (d) Exhibits.
10.1 Employment Agreement between Christopher J. Davino and Premier Exhibitions, Inc., effective as of January 28, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Premier Exhibitions, Inc.
By:	/s/ Christopher J. Davino
Christopher J. Davino
Interim President and Chief Executive Officer

Date: April 24, 2009

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement between Christopher J. Davino and Premier Exhibitions, Inc., effective as of January 28, 2009.